Exhibit 10.4

December 1, 2016

Dear Daniel,

Congratulations!

It is my pleasure to offer you employment with Sequential Brands Group, Inc. (“SQBG” or the “Company”) in the position of VP, Finance commencing January 3, 2017 on the terms set forth in this letter.  We are truly excited to have you join the Company.

As we discussed, you will be working in our location at 601 W. 26th Street, in New York and will report directly to Gary Klein, Chief Financial Officer. In this position your starting base salary will be $205,000 per year. This is payable as earned in 24 semi-monthly payments during each year.  This position is considered an exempt position, which means you will not be eligible for overtime pay for hours worked in excess of 40 in a given workweek.  You may be eligible for a discretionary annual performance bonus of up to 10% which shall be in accordance with SQBG’s annual incentive plan as may be in effect from time to time.  The payment and amount of this annual performance bonus, if any, will be determined in SQBG’s sole discretion based upon criteria such as company performance and upon management's evaluation of your overall performance and conduct, in accordance with the annual incentive plan. You will not be eligible to receive any such bonus payment (or any portion thereof) if you are not actively employed by SQBG on the date on which bonuses for the applicable year are paid to qualifying employees or if you have received or given notice of employment termination on or before such date.

You will also be eligible to receive a performance stock unit award of 12,000 performance share units (“PSUs”), which will be subject to the terms and conditions (including, but not limited to, vesting), as determined by the Company’s Compensation Committee of the Board of Directors.

In addition to your compensation, you will be eligible to participate in certain SQBG benefit plans and programs starting on your first day of employment which are offered to similarly classified employees, subject to SQBG’s right to modify or terminate such benefit plans or programs at any time, and to the eligibility requirements and terms of each such plan or program.  Certain of these benefits are described in the materials contained with this offer letter.  You will be entitled to 15 days of vacation annually, to be pro-rated for the first year, subject to terms and conditions of SQBG’s vacation policy.

Your first day of work begins at 8:30 AM on January 3, 2017.  Please remember to bring original documents with you on your first day of work to establish your eligibility for employment in the United States of America in accordance with the Immigration Reform and Control Act of 1986 (please see enclosed list of acceptable documents).

601 W. 26th Street 9th Floor New York, NY 10001

Phone: 212-827-8000

www.sequentialbrandsgroup.com

This letter contains the entire understanding between you and SQBG concerning your employment with SQBG and you acknowledge that in accepting this employment you have not relied on any oral representation made by any owner, employee, or agent of SQBG.  Notwithstanding the foregoing, as a condition of your employment with SQBG, you will be required to sign various documents on your first day of employment, including but not limited to, agreements concerning confidentiality, non-solicitation, work for hire and the Company’s employee handbook.  This offer letter is conditioned upon you signing such documents.

If you wish to accept the offer, please sign in the place provided below and return it to me by December 2, 2016.

Should you have any questions about starting with the Company, please do not hesitate to contact me.  We greatly look forward to having you join our Company and become a member of our team.

Sincerely,

/s/ Gary Klein
Gary Klein
Chief Financial Officer
Sequential Brands Group, Inc.

I agree to the terms of the employment set forth above.

/s/ Daniel Hanbridge
Daniel Hanbridge

12/1/2016
DATE

601 W. 26th Street 9th Floor New York, NY 10001

Phone: 212-827-8000

www.sequentialbrandsgroup.com